[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

DISTRIBUTION AGREEMENT
Exhibit 10.20

(RIGHT OF FIRST OFFER AND RIGHT OF FIRST REFUSAL)

This Distribution Agreement (Right of First Offer and Right of First Refusal) (“Agreement”) is entered into by and between NutraCea, a California corporation with principal offices at 1261 Hawk’s Flight Court, El Dorado Hills, CA 95762 and W.F. Young, Inc., a Massachusetts corporation with principal address at 302 Benton Drive, East Longmeadow, MA 01028-5990 (“W.F. Young”). The parties agree as of April 12, 2005 (“Effective Date”) as follows:

1.     Background and Purpose. Pursuant to the letter of intent signed by the parties February 10, 2005, and in conjunction with the Assignment of Interests entered into by and between NutraCea, Nutraglo Incorporated, a Nevada corporation, NaturalGlo Specialty Products, LLC, a Delaware limited liability company, and W.F. Young, executed on the Effective Date of this Agreement (“Assignment”) and the Manufacturing Agreement entered into by and between NutraCea and W.F. Young on the Effective Date of this Agreement (“Manufacturing Agreement”, the parties wish to enter into an agreement to establish the rights and obligations of the parties as such rights relate to the manufacturing rights and the exclusive marketing and distribution rights for certain non-human supplement products, as more specifically defined herein.

2.	Definitions.

2.1     “Cost-Plus” means (i) [*] of NutraCea’s total costs of raw materials and manufacturing, plus (ii) [*] of NutraCea’s packaging, labeling and shipping and transportation costs to manufacture the Products.

2.2     “Equine Flex+” means the equine, anti-inflammatory, stabilized rice bran food supplements/nutraceutical products known as Flex+ and Flx+, as specified on the attached Exhibit A.

2.3     “Excluded Products” means the products listed on the attached Exhibit B.

2.4     “New Product” or “New Products” means (i) any equine stabilized rice bran food supplements/neutraceutical product, other than Equine Flex+, and (ii) any Equine Flex+ product for the non-equine, non-human market. “New Products” expressly excludes the Equine Flex + and Excluded Products.

2.5     “Technology” means: (i) U.S. Patent Application No. 20030118672 entitled “Method for Treating Joint Inflammation, Pain and Loss of Mobility,” published on June 26, 2003, and assigned to NutraCea, any patents that may arise from the foregoing application, all continuations, continuations-in-part, reexamination, divisionals, reissues, and improvements thereto, and any foreign counterparts to any of the foregoing, together with the associated (ii) trade secrets, know-how, documentation and other technical information proprietary to NutraCea and related to the development of nutraceutical products containing stabilized rice bran and stabilized rice bran derivatives for use in non-human applications of such patent.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

3.    Right of First Offer. If NutraCea desires to contact third parties to solicit a proposal for a New Product that NutraCea does not then produce or market, or desires to manufacture, distribute or market such a New Product, NutraCea shall first grant to W.F. Young the right to present a proposal for the New Product (“Right of First Offer”). Such right also includes the right of W.F. Young to submit an unsolicited proposal for a New Product. NutraCea and W.F. Young acknowledge and agree that the Right of First Offer does not apply to the Excluded Products or to proposals independently submitted by a third party (which independently submitted proposals shall be subject to the Right of First Refusal under Section 4 and which proposals NutraCea shall not initiate or participate in anyway in the preparation of ). NutraCea shall notify W.F. Young in writing if NutraCea wishes to solicit or propose a New Product (“Right of First Offer Notice”). W.F. Young shall have sixty (60) days from receipt of such Right of First Offer Notice to submit a written proposal to NutraCea regarding the distribution and marketing of the New Product and the territory proposed by W.F. Young. Until the expiration of such sixty (60) day period, NutraCea shall not proceed directly or through a third party to market or distribute the New Product and shall not initiate, nor engage in, written or oral discussions with a third party for rights to distribute the Products. Upon receipt by NutraCea of a written proposal from W.F. Young, NutraCea shall have thirty (30) days to review such proposal and determine whether or not to accept such proposal, which acceptance shall be not unreasonably withheld. The parties acknowledge the substantial commitment made by W.F. Young in the marketing of Flex+ products and the value of W.F. Young brands (e.g. Absorbine and Absorbine Jr.). NutraCea shall inform W.F. Young of its acceptance or rejection of a proposal in writing along with the reasons therefor. In the event NutraCea accepts a proposal, NutraCea and W.F. Young shall enter into a separate agreement under which NutraCea shall grant to W.F. Young the worldwide (unless the proposal specifically identifies a smaller territory) marketing and distribution rights for such New Product and such separate agreement shall provide for a term that is no longer than the term of this Agreement. In the event that NutraCea declines the proposal, NutraCea may either market and distribute the New Product directly or may enter into discussions with third parties for marketing and distribution rights for the New Product, however, W.F. Young shall have the Right of First Refusal, as specified below. In the event that W.F. Young declines to submit a proposal after receipt of the Right of First Offer Notice, NutraCea may either market and distribute the New Product directly or may enter into discussions with third parties for the marketing and distribution rights for such new product. In the event that NutraCea wishes to enter into an agreement with a third party, W.F. Young shall be granted a Right of First Refusal pursuant to the terms and conditions of Section 4 below.

4.    Right of First Refusal. NutraCea hereby grants to W.F. Young a right of first refusal: (i) in the event that a third party independently contacts NutraCea regarding marketing and distribution rights for a New Product; and (ii) in the event that W.F. Young does not exercise its Right of First Offer and NutraCea subsequently enters into discussions with a third party for marketing and distribution rights for such New Product (“Right of First Refusal”). NutraCea and W.F. Young acknowledge and agree that the Right of First Refusal does not apply to the Excluded Products. NutraCea shall notify W.F. Young in writing in the event that NutraCea receives a bona fide offer from a third party to market and distribute the New Products (“Right of First Refusal Notice”). Such notice shall specify the price, terms and conditions of the third party offer, and the identity of the offeror. W.F. Young shall have thirty (30) days after receipt of the Right of First Refusal Notice to accept the proposal on the same terms and conditions as the offer and obtain the worldwide (unless the offer specifically identifies a smaller territory) marketing and distribution rights for such New Product. In the event that W.F. Young declines the offer on the terms presented or W.F. Young does not respond within such thirty (30) day period, W.F. Young shall be deemed to have not accepted the Right of First Refusal and NutraCea may enter into an agreement with such third party on the same material terms and conditions as set forth in the Right of First Refusal Notice. In the case of a proposal independently submitted by a third party to NutraCea to which Section 3 does not apply, W.F. Young shall have a forty-five (45) day period to respond under this section instead of thirty (30) days.

5.     Retention of Other Rights. NutraCea shall retain all rights to the human market and all other rights not specifically granted or acknowledged herein. The parties agree that the 2001 agreement (as defined in Section 11.2) shall be deemed to permit W.F. Young to utilize a “human label” (as required under applicable provisions of the Dietary Supplement Health and Education Act of 1994, as amended) in conjunction with the distribution of the Equine Flex+ product for classes of trade that service the equine industry (e.g., farm, feed, tack stores, chain pet stores and printed or online catalogs).

6.	Manufacturing Rights.

6.1.     Manufacturing Rights. NutraCea shall retain and W.F. Young hereby grants to NutraCea the exclusive rights to manufacture all New Products. The payment terms for all New Products shall be as provided in Sections 6.2 through 6.4, unless otherwise agreed in writing by the parties. In the event that NutraCea is unable to supply W.F. Young’s purchase requirements for any of the Products except in the event of Force Majeure (as defined below), NutraCea shall be responsible, within Sixty (60) days written notice from W.F. Young for obtaining replacement supply of the applicable New Products of substantially similar quality and specifications. For purposes of this Agreement, Force Majeure shall mean circumstances beyond the reasonable control of NutraCea, which prevents NutraCea from performing hereunder and shall include, but not be limited to, fires, floods, strikes, lockouts or other industrial disturbances, accidents, shipping difficulties, embargoes, inadequate supply of labor or material, war, civil commotion, riots, acts of God or of the public enemy, orders requests, regulations, recommendations or instructions of any foreign or domestic government authority. In the event that NutraCea is unable to obtain replacement New Products within such Sixty (60) day period, NutraCea shall grant to W.F. Young the non-exclusive limited license to manufacture or have manufactured the New Products that NutraCea is not able to provide to satisfy W.F. Young’s requirements only until such time as NutraCea is able to meet W.F. Young’s requirements.

6.2.     Product Price for New Products. NutraCea shall manufacture the New Products and upon receipt of purchase orders from W.F. Young for the Products, NutraCea shall supply the Products to W.F. Young at a Cost-Plus price, as defined above.

6.2.     Royalty for New Products. NutraCea shall be entitled to receive royalty payments from W.F. Young for each New Product equal to [*].

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

6.3	Payment.

6.3.1    Payment for Products. Unless otherwise agreed to by the parties in writing, payment by W.F. Young to NutraCea shall be made as follows: [*].

6.3.2    Royalty Payments. On a quarterly basis, W.F. Young shall pay to NutraCea any royalties earned hereunder within the relevant calendar quarter ending on March 31, June 30, September 30 or December 31. W.F. Young shall make such payments to NutraCea within thirty (30) days of the end of each quarter. W.F. Young shall include a royalty report with any such payment setting forth the calculation of such royalty.

6.4.   Books; Records; Review. During the term of this Agreement and for six (6) years after it terminates or expires, W.F. Young shall keep books and records sufficient for NutraCea to verify the accuracy of any royalties hereunder. No more frequent than three (3) times per year and upon at least thirty (30) days prior notice to W.F. Young, NutraCea  (or an independent certified public accountant designated by NutraCea (the “Auditors”), may audit all books and records pertaining to this Agreement, at W.F. Young’s facility during normal business hours, for the purpose of verifying the accuracy of any royalty hereunder. In the event any such audit reveals a shortfall of royalties owed to NutraCea, W.F. Young shall pay to NutraCea the amount of such shortfall within ten (10) days of the conclusion of such audit and in the event such shortfall is in excess of 15 percent (15%), W.F. Young shall reimburse NutraCea for the costs of the audit by the Auditors at the time W.F. Young pays to NutraCea the amount of any royalty shortfall. In the event the audit determines there is a decrease in the royalties owed, then NutraCea shall pay to W.F. Young the amount of the decrease within ten (10) days of the conclusion of the audit. Prior to its engagement, the Auditors shall execute and deliver a confidentiality and non-disclosure agreement containing the usual and customary provisions protecting W.F. Young.

7.    Representations and Warranties of W.F. Young. W.F. Young represents and warrants to NutraCea as follows:

(a)         Organization and Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts;

(b)         Power and Authority. It has the power and authority to execute, deliver and perform this Agreement and any Agreement executed in connection herewith; and

(c)         Binding Agreement. This Agreement has been duly executed and delivered by W.F. Young and is the legal, valid and binding obligation of W.F. Young, enforceable against W.F. Young in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, or other similar laws relating to or affecting the enforcement of creditor’s rights generally, and except of the availability of specific performance, injunctive relief or other equitable remedies as subject to the discretion of the court before which any such proceeding therefore may be brought.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

8.     Representations and Warranties of NutraCea. NutraCea represents and warrants to W.F. Young as follows:

(a)         Organization and Standing. NutraCea is a corporation duly organized, validly existing and in good standing under the laws of the State of California. It has the power and authority to own and lease the properties now owned or leased by it and to conduct its business;

(b)         Power and Authority. It has the power and authority to execute, deliver and perform this Agreement and any Agreement executed in connection herewith; and

(c)         Binding Agreement. This Agreement has been duly executed and delivered by NutraCea and is the legal, valid and binding obligation of it and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of creditor’s rights generally and except of the availability of specific performance, injunctive relived or other equitable remedies as subject to the discretion of the court before which any such proceeding therefore may be brought.

(d)         Warranty of Products. NutraCea MAKES NO OTHER WARRANTIES OTHER THAN THOSE EXPRESSLY PROVIDED FOR HEREIN. NUTRACEA MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY PRODUCT.

9.     Non-competition. To the fullest extent permitted by law, NutraCea shall take reasonable actions reasonably acceptable to W.F. Young to prevent its customers from modifying, altering and offering for resale the Excluded Products in a manner that would have a material adverse effect on the exclusive marketing rights of W.F. Young granted hereunder or under the 2001 Agreement (as defined in Section 11.2). In addition, NutraCea shall, in a manner reasonably acceptable to W.F. Young, use its best efforts to cause its subsidiaries and affiliates to take reasonable action to prevent its customers from modifying, altering and offering for resale the Excluded Products in a manner that would have a material adverse effect on the exclusive marketing rights of W.F. Young granted hereunder or under the 2001 Agreement.

10.	Indemnification.

Each party agrees to defend, indemnify and hold harmless the other and the agents and representatives of the other party under the same terms and conditions and subject to [*] and other limitations as is provided for under section (7) of the 2001 Agreement (as defined in Section 11.2) from all claims, demands, causes of action, losses, costs, expenses (including, without limitation, reasonable attorney’s fees and costs) that the other may incur or become subject to, to the extent arising out of or based upon: (i) the breach of falsity of any representation or warranty made in this Agreement; or (ii) the breach of any covenant or agreement made by the Indemnifying Party in this Agreement.

11.	Term and Termination.

11.1     Term. The initial term of this Agreement shall commence on the Effective Date and continue until the later to occur of (i) three (3) years, (ii) the expiration of the 2001 Agreement as defined in Section 11.2 below and all of the New Product agreements entered into pursuant hereto (“Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for additional one (1) year terms unless earlier terminated pursuant to the terms of this Agreement.

11.2     Termination for Breach; Termination of Other Agreements. In the event of a material breach of this Agreement, the non-breaching party shall have the right to terminate this Agreement if breaching party fails to cure such breach within thirty (30) days of receipt of written notice from the non-breaching party specifying the nature of the alleged breach. This Agreement shall terminate, except to the extent provided in Section 11.1, upon any termination of the Agreement dated May 1, 2001 by and between W.F. Young, NutraGlo, Inc., Wolcott Farms, Inc. and NutraCea, formerly known as NutraStar, and as subsequently amended (“2001 Agreement”).

11.3    Mutual Termination. The parties may mutually terminate this Agreement at any time.

11.4    Effect of Termination. Upon any termination of this Agreement by either party, the Right of First Offer and Right of First Refusal shall terminate effective upon the date of termination of this Agreement. Any accrued but unpaid amounts owed to NutraCea under this Agreement by W.F. Young shall be paid to NutraCea within Thirty (30) days of the termination date of this Agreement.

12.	Confidentiality.

12.1     Confidential Information. W.F. Young and NutraCea each acknowledges that in the course of performing its duties hereunder, it shall receive Confidential Information which is valuable and proprietary to the other. Confidential Information includes without limitation written or oral information, sales figures, business plans, marketing plans, customer support materials, software or other customer support programs, customer support training or procedures and other customer support information, product plans, upgrade information, product sell-rate, illustrations, prototypes, models, whether patentable or unpatentable, trade secrets, know-how, concepts and other data, trademarks, copyrights, design features, or configuration of any kind, procedures, demonstrations, methods, processes, uses, manufacturing information, techniques, formulas, improvements, research and development data, pamphlets, books, reports or other documents, testing or inspection procedures, apparatuses, compounds, compositions, combinations, programs, software and works of authorship, whether discovered, conceived, developed, made or produced, and whether obtained directly or through inspection of any sample. The Confidential Information of each party is regarded as highly valuable and is now known publicly. Its continued value depends, in part, on retaining its confidential nature.

12.2     Limited Use. Each party agrees that, continuing for a period of five (5) years after disclosure of the Confidential Information, each party shall not use or disclose any Confidential Information of the other party except in the authorized performance of this Agreement, without the prior written consent of the other party. At all times each party shall treat such information as it would its own confidential or proprietary information. Each party shall limit dissemination of and access to the Confidential Information of the other the personnel to whom disclosure is necessary for the performance of such parties duties hereunder. Each party agrees that no disclosure shall be made to any of its personnel without first obtaining such person’s agreement to the terms of this Agreement.

12.3     Return of Tangible Information. Each party agrees that all tangible information and property concerning the Confidential Information shall remain the exclusive property of the other party. No documents or other data relating to such Confidential Information shall be copied or reproduced without the prior written consent of an authorized employee of the other party unless required for the performance of the first party’s duties under this Agreement. At the request of either party, and upon the expiration of the terms of this Agreement, the other party shall immediately return to the requesting party all documents and other materials containing or evidencing the Confidential Information of the requesting party, including all copies, whether electronic or hard copy and permanently erase all of such records contained on electronic or other media not so delivered.

13.	Miscellaneous Provisions.

13.1    Governing Law. This Agreement shall be governed by the laws of the State of New York, notwithstanding its conflict of law principles. The parties agree that any dispute hereunder shall be settled by arbitration in New York, New York, pursuant to the rules of the American Arbitration Association. Any arbitration ruling issued pursuant to this section may be enforced in any court of competent jurisdiction.

13.2    Entire Agreement. This Agreement, along with the Assignment, the Manufacturing Agreement any and all documents expressly referred to and incorporated herein constitutes the entire agreement between the parties regarding the matters contained herein, all oral agreements regarding such Agreement being merged herein, and supersedes all prior representations made by any of the parties hereto with regard to such Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement or the other agreements referenced herein.

13.3     Modification. The provisions of this Agreement may not be modified at any time unless agreed to in writing by all parties.

13.4     Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

13.5     Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other parties. Any assignment contrary to the provisions of this Agreement shall be deemed a default under this Agreement, allowing the nondefaulting parties to exercise all remedies available under law.

13.6    Successors. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties.

13.7     No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

13.8    Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (a) on the date of personal service on the other party, (b) on the third business day after mailing, if the document is mailed by registered or certified mail, or (c) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier. Any such notice shall be delivered or addressed to the other party at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision. Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee.

13.9     Attorneys’ Fees. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of one or more parties to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled.

13.10     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.11    Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

13.12     Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

13.13     Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders' reports, or otherwise, relating to this Agreement or to any related agreement hereunder, or to the performance hereunder or any such agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld.

[SIGNATURE PAGE TO FOLLOW]

NUTRACEA
a California Corporation

/s/ Bradley D. Edson
By: Bradley D. Edson
Title: President

W.F. YOUNG, INC.
a Massachusetts corporation

/s/ Adam D. Raczkowski
By: Adam D. Raczkowski
Title: Executive VP and COO

NUTRAGLO INCORPORATED
a Nevada corporation

/s/ Bradley D. Edson
By: Bradley D. Edson
Title: Authorized Agent

[SIGNATURE PAGE TO DISTRIBUTION AGREEMENT]

Exhibit A
Equine Flex+

Equine Flex+ products for the equine market consist of the following, and include any other equine Flex+ product in other forms or containers, under any brand owned or licensed to W.F. Young now or in the future. Such term includes, but is not limited to, the contemplated liquid form of Equine Flex+.

Product

FLEX+ and FLX+ Powder - Equine
30 day container
60 day container
150 lbs. bulk container

FLEX+ and FLX+ Pellets - Equine
30 day container
60 day container
120 day container
150 lbs. bulk container

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

Exhibit B
Excluded Products
________________________________________________________________________

[*]